                                                               Exhibit (a)(1)(i)

     Notice Sent by the Partnership to Limited Partners dated July 27, 2001.

                        [NTS - PROPERTIES IV LETTERHEAD]

July 27, 2001

Dear NTS-Properties IV Investor:

                                    ORIG, LLC
                               PLANS TENDER OFFER
                              AT $230 PER INTEREST

     ORIG, LLC, an affiliate of the  Partnership,  is planning to begin a tender offer for up to 2,000 limited partnership  interests at a purchase price of $230 in cash. ORIG plans to mail the tender offer materials within the next week.

     We recently  learned of a tender offer made by Equity  Resources  Lexington
Fund at a  price  of $205  per  interest.  We have a  conflict  of  interest  in connection with the Equity Resources offer because it competes with the offer of
ORIG, our affiliate.  We are therefore  remaining  neutral and not expressing an opinion regarding the Equity Resources offer.  However, we wish to note that the increased  purchase  price of $230 in ORIG's  offer  exceeds  Equity  Resource's offering price by $25 per interest.

     In  addition  to the fact that the price of the Equity  Resources  offer is lower  than the price  ORIG  proposes  to  offer,  please  note that the  Equity
Resources offer appears to be a "mini-tender," because it is for less than 5% of our outstanding limited partnership  interests.  Mini-tenders are not subject to all of the United States Securities and Exchange  Commission's (the "SEC") rules relating to tender offers,  and therefore  typically do not provide for the same disclosures  and other  protections  as are  required in more  highly  regulated tender offers.  For example,  the Equity  Resources  offer does not provide a right of  withdrawal.  This  means that if you  tender  interests  in the Equity
Resources  offer, you will not be allowed to receive the higher price offered by
ORIG,  or any higher  price  which may be offered  in any later  offers.  In addition,  the Equity Resources offer does not provide any information regarding the  offeror  or  any  plans  or  proposals  the  offeror  has  relating  to the
Partnership.

     The ORIG tender offer described in this release has not yet commenced,  and this release is neither an offer to purchase nor a  solicitation  of an offer to sell securities. The tender offer will only be made through an Offer to Purchase and related Letter of Transmittal,  which will be mailed to all investors.  ORIG will  also  file the  Offer to  Purchase,  Letter  of  Transmittal  and  related documents  with the SEC when the  tender  offer  commences.  We will also file a
Solicitation/Recommendation  Statement  on  Schedule  14D-9  with the  SEC.  All documents  filed  with the SEC will be  available  free of  charge  on the SEC's website at www.sec.gov.  We urge you to carefully  review the Offer to Purchase,
Letter of Transmittal and Schedule 14D-9 when they become available.